                                                                Exhibit (m)(10)

                                MERRIMAC SERIES
                                (RESERVE CLASS)

              PLAN OF DISTRIBUTION ADOPTED PURSUANT TO RULE 12B-1

         WHEREAS, Merrimac Series, an unincorporated association of the type commonly known as a business trust organized under the laws of the state of Delaware (the "Trust"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, the Trust is authorized (i) to issue shares of beneficial interest in separate series, with the shares of each such series representing the interests in a separate portfolio of securities and other assets, and (ii) to divide the shares within each such series into two or more classes;

         WHEREAS, the Trust has established six portfolio series, the Merrimac Cash Series, Merrimac Treasury Series, Merrimac Treasury Plus Series, Merrimac U.S. Government Series, Merrimac Municipal Series and the Merrimac Prime Series (such funds being referred to herein as the "Initial Series" -- such series, together with all other series subsequently established by the Trust and made subject to this Plan, being referred to herein individually as a "Series" and collectively as the "Series");

         WHEREAS, the Trust has established five classes of shares, such classes being referred to as the "Institutional Class," the "Premium Class", the "Investment Class", the "Reserve Class" and the "Nottingham Class"; and

         WHEREAS, the Trust may be deemed a distributor of the Shares within the meaning of Rule 12b-1 under the Act, and desires to adopt a Plan of Distribution with respect to the Reserve Class of shares (the "Shares") of the Initial Series pursuant to such Rule (the "Plan"); and

         WHEREAS, the Trust may enter into one or more agreements (each, an "Agreement") for the sale of the Shares with one or more underwriters, distributors, dealers or brokers (each, a "Distributor"); and

         WHEREAS, the Board of Trustees as a whole, and the Trustees who are not interested persons of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any Agreement with any Distributor and any agreements relating thereto (the "Qualified Trustees"), having determined, in the exercise of their reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the Act, that there is a reasonable likelihood that this Plan and such Agreements will benefit the Reserve Class of the Initial Series and its shareholders, have accordingly approved this Plan and the Agreements by votes cast in person at a meeting called for the purpose of voting on this Plan and the Agreements and any agreements related thereto.

         NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule 12b-1 under the Act, on the following terms and conditions:

         1. DISTRIBUTION ACTIVITIES. Subject to the supervision of the Board of Trustees, the Trust may engage, directly or indirectly, in financing any activities primarily intended to result in the sale of Shares, including, but not limited to, the following: (1) making payments to underwriters, securities dealers and others engaged in the sale of Shares, including payments to the Distributor or to Investors Bank & Trust Company, an affiliate of the Trust, to be used to compensate or reimburse such persons for engaging in such activities and (2) providing reimbursement of direct out-of-pocket expenditures incurred by the Distributor in connection with the offer or sale of Shares, including expenses relating to the formulation and implementation of marketing strategies and promotional activities such as direct mail promotions and television, radio, newspaper, magazine and other mass media advertising, the preparation, printing and distribution of sales literature and reports for recipients other than existing shareholders of the Trust, and obtaining such information, analyses and reports with respect to marketing and promotional activities and investor accounts as the Trust may, from time to time, deem advisable. The Trust and the Series are authorized to engage in the activities listed above, and in other activities primarily intended to result in the sale of Shares, either directly or through other persons with which the Trust has entered into Agreements pursuant to the Plan.

         2. MAXIMUM EXPENDITURES. The expenditures to be made by the Initial Series pursuant to this Plan and the basis upon which payment of such expenditures will be made shall be determined from time to time by the Trustees, but in no event may such expenditures exceed the following: (i) with respect to Shares of the Initial Series, an annual rate of up to .10% of the average daily value of net assets represented by such Shares, and (ii) with respect to Shares of any Series subsequently established by the Trust and made subject to this Plan, the annual rate as agreed upon and specified in an addendum hereto; plus such amounts as the Distributor may expend from general revenues, profits and other sources from time to time in accordance with the last sentence of Section 1. The expenditures to be made pursuant to this Plan shall commence with respect to Shares of a Series as of the date on which this Plan becomes effective with respect to each such Series.

         3. PAYMENTS. Pursuant to this Plan, the Trust shall make periodic payments to the Distributor at the annual rate provided for in the Agreements with such Distributor with respect to the Shares of each Series. The Distributor may in turn remit to and allocate among selected dealers and others (including affiliates of the Distributor) in consideration of and as reimbursement for expenses incurred in the provision of distribution and marketing services, such amounts as the Distributor shall determine. Any amounts received by the Distributor and not so allocated may be retained by the Distributor as compensation to the Distributor for providing services under the Agreement and/or as reimbursement for expenses incurred in connection with the distribution and promotion of the sale of the Shares and the servicing of investor accounts as contemplated by Section 1 hereof.

         4. TERM AND TERMINATION.

                  (a) Initial Series. This Plan shall become effective with respect to the Shares of the Initial Series as of the later of (i) the date on which an amendment to the Registration Statement on Form N-1A with respect to the Shares becomes effective under the Securities Act of 1933, as amended or
(ii) the date on which the Initial Series commences offering the Shares to the public and shall continue in effect with respect to the Shares (subject to Section 4(d) hereof) until one year from the date of such effectiveness, unless the continuation of this Plan shall have been approved with respect to the Shares in accordance with the provisions of Section 4(c) hereof.

                  (b) Additional Series. This Plan shall become effective with respect to the Shares of each additional Series established by the Trust after the date hereof and made subject to this Plan upon commencement of the initial public offering thereof (provided that the Plan has previously been approved with respect to the Series by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) the Qualified Trustees, cast in person at a meeting held before the initial public offering of such additional Series thereof and called for the purpose of voting on such approval), and shall continue in effect with respect to each such additional Series or class subject to Section 4(d) hereof) for one year thereafter, unless the continuation of this Plan shall have been approved with respect to such additional Series in accordance with the provisions of Section 4(c) hereof. The Distributor and the Trust on behalf of each such additional Series shall each sign an addendum hereto agreeing to be bound hereby and setting forth such specific and different terms as the parties may agree upon, including, without implied limitation, the amount and purpose of payments to be made hereunder, subject to any shareholder approval requirements existing under applicable law.

                  (c) Continuation. This Plan and the Agreements shall continue in effect with respect to each Series subsequent to the initial term specified in Section 4(a) and (b) for so long as such continuance is specifically approved at least annually by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on this Plan, subject to any shareholder approval requirements existing under applicable law.

                  (d) Termination.

                          (i) This Plan may be terminated at any time with respect to the Shares of any Series thereof by vote of a majority of the Qualified Trustees, or by vote of a majority of the outstanding voting Shares of that Series. For purposes of this Plan, the term "vote of a majority of the outstanding voting Shares" of any Series shall mean the vote of the lesser of (A) 67 percent or more of the outstanding voting Shares present at such meeting, if the holders of more than 50 percent of the outstanding voting Shares are present and represented by proxy; or (B) 50 percent or more of the Shares. The Plan may remain in effect with respect to a Series even if it has been terminated in accordance with this Section 4(d) with respect to one or more other Series of the Trust.

                           (ii) The Agreements may be terminated at any time, without penalty, with respect to the Shares of any Series by vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting Shares of that Series on sixty days' written notice to the Distributor. In addition, the Agreements shall provide for automatic termination in the event of their assignment.

         5. AMENDMENTS. This Plan may not be amended to increase materially the amount of expenditures provided for in Section 2 hereof unless such amendment is approved by a vote of a majority of the outstanding Shares of each Series with respect to which a material increase in the amount of distribution expenditures is proposed, and no material amendment to the Plan shall be made unless approved in the manner provided for annual renewal in Section 4(c) hereof. Otherwise, this Plan may be amended with respect to the Shares of a Series by vote of a majority of the Qualified Trustees or the outstanding voting Shares of that Series.

         6. INDEPENDENT TRUSTEES. While this Plan is in effect with respect to any Series, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons.

         7. QUARTERLY REPORTS. The Treasurer of the Trust and the Treasurer of the Distributor shall provide to the Trustees of the Trust and the Trustees shall review, at least quarterly, a written report of the amounts expended for the distribution of the Shares pursuant to this Plan and the purposes for which such expenditures were made.

         8. RECORDKEEPING. The Trust shall preserve copies of this Plan, the Agreements and any related agreements and all reports made pursuant to Section 7 hereof, for a period of not less than six years from the date of this Plan and the Agreements (including any related agreements) or such reports, as the case may be, the first two years in an easily accessible place.

Dated: December 18, 2001

Amended: November 7, 2002

Amended: July 15, 2004

Amended: November 11, 2005